Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-272956), the Registration Statement on Form S-1 (No. 333-276663), the Registration Statement on Form S-1 (No. 333-280996), the Registration Statement on Form S-8 (No. 333-278441), and the Registration Statement on Form S-8 (No. 333-268016) of our report dated March 31, 2025, with respect to the financial statements of Expion360 Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ M&K CPAS, PLLC

www.mkacpas.com

The Woodlands, Texas

March 16, 2026